      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1999

                                           REGISTRATION STATEMENT NO.  333-76837
                                                                     -----------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                          PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                           RANGE RESOURCES CORPORATION

       RANGE OPERATING COMPANY                       RANGE GAS COMPANY
       RANGE PRODUCTION COMPANY                    LOMAK FINANCING TRUST
    BUFFALO OILFIELD SERVICES, INC.                 RRC OPERATING COMPANY
     RANGE ENERGY SERVICES COMPANY             RANGE ENERGY VENTURES CORPORATION
  RANGE RESOURCES DEVELOPMENT COMPANY               GULFSTAR ENERGY, INC.
          RANGE ENERGY I, INC.                      GULFSTAR SEISMIC, INC.
 RANGE GATHERING & PROCESSING COMPANY

           (exact name of registrants as specified in their charters)

                DELAWARE                                 34-1312571
                OHIO                                     34-1198756
                DELAWARE                                 75-1722213
                OHIO                                     34-1458616
                DELAWARE                                 75-2423912
                DELAWARE                                 34-1772901
                DELAWARE                                 52-1996729
                DELAWARE                                 52-2016991
                DELAWARE                                 52-2016989
                DELAWARE                                 __________
                OHIO                                     34-1570492
                DELAWARE                                 76-0405733
                DELAWARE                                 76-0328570
                DELAWARE                                 76-0428570
       (state or jurisdiction of                      (I.R.S. employer
      incorporation or organization)                  identification no.)

                                                      JOHN H. PINKERTON
                                                 RANGE RESOURCES CORPORATION
          500 THROCKMORTON STREET                 500 THROCKMORTON STREET
          FORT WORTH, TEXAS 76102                  FORT WORTH, TEXAS 76102
              (817) 870-2601                           (817) 870-2601
    (address, including zip code, and        (name, address, including zip code,
  telephone number, including area code,       and telephone number, including
of registrants' principal executive offices)   area code, of agent for service)

                                    Copy to:
                                  J. MARK METTS
                             VINSON & ELKINS L.L.P.
                              2300 FIRST CITY TOWER
                                   1001 FANNIN
                            HOUSTON, TEXAS 77002-6760
                                 (713) 758-2222

                                 ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                 ---------------



     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 23, 1999


PROSPECTUS

                           RANGE RESOURCES CORPORATION

                                  $125,000,000

                                 DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                    WARRANTS
                          GUARANTEES OF DEBT SECURITIES
                                       AND
                                2,335,739 SHARES
                                       OF
                                  COMMON STOCK

                                 ---------------

     Range Resources Corporation ("Range") may offer and sell from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering, with an aggregate initial offering price of up to $125,000,000:

     o    debt securities;

     o    common stock;

     o    preferred stock;

     o    depositary shares relating to preferred stock of Range;

     o    warrants to purchase debt securities, common stock or preferred stock;
          and

     o guarantees of one or more subsidiaries of Range of the payment of debt securities issued by Range.





     In addition, selling stockholders of Range identified in this prospectus may offer and sell from time to time up to 2,335,739 shares of Range common stock. We will provide specific terms of the securities to be sold by Range or the selling stockholders in supplements to this prospectus.



    Our common stock trades on the New York Stock Exchange under the symbol
"RRC."



    You should read this prospectus and any supplement carefully before you invest. IN PARTICULAR, READ THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 TO UNDERSTAND THE RISKS THAT MAY BE ASSOCIATED WITH PURCHASE OF OUR SECURITIES.


                                 ---------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 ---------------


                     This prospectus is dated June __, 1999.

                                TABLE OF CONTENTS

About this Prospectus .............................................................................      2
Where You Can Find More Information ...............................................................      2
Range .............................................................................................      3
Risk Factors ......................................................................................      3
Use of Proceeds ...................................................................................      8
Ratio of Earnings To Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends ....      9
Description of Debt Securities ....................................................................      9
Description of Other Indebtedness .................................................................     17
Description of Capital Stock ......................................................................     18
Description of Depositary Shares ..................................................................     19
Description of Warrants ...........................................................................     21
Description of Guarantees .........................................................................     23
Selling Stockholders...............................................................................     24
Plan of Distribution ..............................................................................     24
Legal Matters .....................................................................................     26
Experts ...........................................................................................     26


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $125,000,000. This prospectus provides you with a general description of the securities we may offer. Selling stockholders of Range may also use this prospectus to sell up to 2,335,739 shares of our common stock that they hold. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each time a selling stockholder sells common stock, we will provide a prospectus supplement that contains specific information about the identity of the selling stockholder and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the office of the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or the selling stockholders sell all of the securities.

     o Annual Report on Form 10-K for the year ended December 31, 1998, dated March 15, 1999 (File No. 1-12209);

     o Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, dated May 13, 1999 (File No. 1-12209); and

     o The description of Range's common stock contained in the registration statement on Form 8-A, dated July 16, 1996 (File No. 1-12209).

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                           Range Resources Corporation
                             500 Throckmorton Street
                             Fort Worth, Texas 76102
                         Attention: Corporate Secretary
                                 (817) 870-2601

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We and the selling stockholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                      RANGE


     Range is an independent oil and gas company operating in the following core areas of operation: the Appalachian, Permian, Midcontinent and Gulf Coast regions. Range seeks to build value through a balanced approach of low-risk development and acquisition, higher-risk exploitation and exploration and producer financing. Through its Independent Producer Finance subsidiary, Range engages in producer activities by purchasing term overriding royalties in oil and gas properties.



     In pursuing this strategy, Range has concentrated its activities in selected geographic areas. In each core area, we have established operating, engineering, geoscience, marketing and acquisition expertise. At December 31, 1998, Range had combined proved reserves totaling 796 Bcfe, having a pre-tax present value at constant prices on that date of $555 million. On an Mcfe basis, the reserves are 80% natural gas, are 80% operated by Range and have a reserve life index in excess of 13 years. The after-tax present value ("standardized measure") of the Company's reserves at December 31, 1998 was $517 million.



     In August 1998, the stockholders of Lomak Petroleum, Inc. ("Lomak") approved the acquisition via merger (the "Merger") of Domain Energy Corporation ("Domain"). As a result of the Merger, Domain became a wholly-owned subsidiary of Lomak. Simultaneously, Lomak stockholders approved changing our name to Range Resources Corporation. Range's common stock is listed on the New York Stock Exchange under the symbol "RRC." Our executive offices and operating headquarters are located at 500 Throckmorton Street, Fort Worth, Texas 76102, and our telephone number at those offices is (817) 870-2601.



                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider and evaluate all of the information relating to the following risk factors.

OIL AND GAS PRICES ARE VOLATILE AND CAN AFFECT OUR BUSINESS

     Our financial condition, operating results and future growth and the carrying value of our oil and gas properties are substantially dependent on prevailing prices of, and demand for, oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Historically the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply or and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include:

     o    Weather conditions in the United States and elsewhere;

     o    Economic conditions in the United States and elsewhere;

     o    Actions of the Organization of Petroleum Exporting Countries ("OPEC");

     o    Governmental regulation;

     o    Political stability in the Middle East and elsewhere;

     o    The supply and demand of oil and gas;

     o    The price of foreign imports; and

     o    The availability and prices of alternative fuel sources.

     Any substantial and extended decline in the price of oil or gas would have an adverse effect on our carrying value of our proved reserves, borrowing capacity, our ability to obtain additional capital, and our financial condition, revenues, profitability and cash flows from operations.

     Volatile oil and gas prices make it difficult to estimate the value of producing properties we may acquire and also makes it difficult for us to budget for and project the return on acquisitions and development and exploitation projects.

ESTIMATES OF OUR RESERVES AND FUTURE NET REVENUES ARE UNCERTAIN

     This prospectus contains estimates of our oil and gas reserves and the future net revenues from those reserves which we and our independent petroleum consultants have prepared. Reserve engineering is a subjective process of estimating our recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of our reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of our economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because of reserve estimates are to some degree speculative, the quantities of oil and gas that we ultimately recover, our production and operation costs, the amount of timing of our future development expenditures and future oil and gas sales prices may all vary from those assumed in our estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

     In addition, estimates of our reserves and of our future net revenues from such reserves and the present value thereof are based on assumptions regarding production levels, future oil and natural gas prices, operating costs and other factors that may not prove to be correct over time. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves reported in this prospectus.

WE MUST FIND AND ACQUIRE ADDITIONAL RESERVES

     Our future success depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent we conduct successful exploration or development activities or acquire properties containing proved reserves, our proved reserves will generally decline as they are produced. There can be no assurance that our planned development projects and acquisition activities will result in significant additional reserves or that we will be successful drilling productive wells at economic returns. If prevailing oil and gas prices were to increase significantly, our finding costs to add new reserves could increase. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. The costs of drilling, completing and operating wells, is uncertain, and our drilling or production may be curtailed or delayed as a result of many factors.

     Our business is capital intensive. To maintain our base of proved oil and gas reserves, we must reinvest a significant amount of our cash flow from operations in property acquisitions, development or exploration activities. To the extent our cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investments to maintain or expand our asset base would be impaired. Without such investment, our oil and gas reserves would decline.

RISKS ASSOCIATED WITH OUR IPF PROGRAM MAY AFFECT OUR REVENUES

     Our IPF Program involves an up-front cash payment for the purchase of a term overriding royalty interest pursuant to which we receive an agreed upon share of revenues from identified properties. The producer's obligation to deliver these revenues is nonrecourse to the producer as the producer generally is not liable to us for any failure to meet its payment obligation except for failures attributable to the producer's failure to operate prudently, title failure or certain other causes within the control of the producer. Consequently, our ability to realize successful investments through our producer finance business is subject to our ability to estimate accurately the volumes of recoverable reserves from which the applicable production payment is to be discharged and the operator's ability to recover these reserves. Our interest is believed to constitute a property interest and, therefore, in the event of the producer's bankruptcy or similar event, would be outside of the reach of the producer's creditors; however, such creditor (or the producer as debtor-in-possession or a trustee for the producer in a bankruptcy proceeding) may argue that the transaction should be characterized as a loan, in which case we may have only a creditor's claim for repayment of the amounts advanced. As non-operating interests, our ownership of these production payments should not expose us to liability resulting from the ownership of direct working interests, such as environmental liabilities and liabilities for personal injury or death or damage to the property of others, although no assurances can be made in this regard. Finally, as the producer's obligation is only to deliver a specified share of revenues, subject to the ability of the burdened reserves to produce such revenues, we bear the risk that future revenues delivered will be insufficient to amortize the purchase price we paid for the interest or to provide any investment return thereon.

OUR DEVELOPMENT AND EXPLORATION RISKS MAY INCREASE

     We intend to increase our development and exploration activities. Exploration drilling, and to a lesser extent development drilling, involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure us a profit on the investment or a recovery of drilling, completion and operating costs.

OUR FUTURE ACQUISITIONS MAY BE SUBJECT TO RISKS

     We intend to continue acquiring oil and gas properties. It generally is not feasible for us to review in detail every individual property we acquire. Ordinarily, our review efforts are focused on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.

WE ENCOUNTER OPERATING HAZARDS AND UNINSURED RISKS

     The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, cratering, fires, explosions, pipeline ruptures or spills, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties, environmental pollution, suspension of operations and substantial losses. Although we carry insurance which we believe is reasonable, we are not fully insured against all risks. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our financial condition and results of operations.

     From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which we own an interest have been subject to production curtailments. The curtailments vary from a few days to several months. In most cases, we are provided only limited notice as to when production will be curtailed and the duration of such curtailments.

     Certain of our properties are located offshore in the Gulf of Mexico and are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations. Several of our offshore properties have encountered production shortfalls due primarily to mechanical problems. The mechanical issues are currently being addressed by the operators. However, we cannot accurately predict when and if production will be returned to the original levels.

WE HEDGE AGAINST OIL AND NATURAL GAS PRICES

     From time to time, we hedge a portion of our oil and natural gas production by entering short positions through fixed price swaps or options. We do not generally trade directly utilizing NYMEX futures. Our hedges have in the past involved fixed price arrangements and other price arrangements at a variety of prices, floors and caps. We may in the future enter into oil and natural gas futures contracts, options and swaps.

     Our hedging activities, while intended to reduce our sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which (i) our production is less than we expected, (ii) there is a widening of price differentials between delivery points required by fixed price delivery contracts to the extent they differ from those points to which we typically deliver or production or (iii) our customers or the counterparties to our futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas. Additionally, the fixed price sales and hedging contracts limit the benefits we will realize if actual prices rise above the contract prices. We may in the future increase the percentage of our production covered by hedging arrangements.

WE MUST CONTRACT WITH THIRD PARTY PRODUCERS

     Our transportation, processing and marketing operations depend in large part on our ability to contract with third party producers to produce their gas, to obtain sufficient volumes of committed natural gas reserves, to maintain throughput in our processing plant at optimal levels, to replace production from declining wells, to assess and respond to changing market conditions in negotiating gas purchase and sale agreements and to obtain satisfactory margins between the purchase price of our natural gas supply and the sales price for such residual gas volumes and the natural gas liquids we process. In addition, our operations are subject to changes in regulations relating to gathering and marketing of oil and gas. Our inability to attract new sources of third party natural gas or to promptly respond to changing market conditions or regulations in connection with our transportation, processing and marketing operations could materially adversely affect our financial condition and results of operations.

LAWS AND REGULATIONS AFFECT OUR BUSINESS

     Our operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering, marketing, transportation and storage of oil and gas. These regulations, among other things, control the rate of oil and gas production, and control the amount of oil that may be imported. Our operations are subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require us to acquire a permit before we begin drilling, restrict the types, quantities and concentration of various substances that we can release into the environment in connection with our drilling and production activities, limit or prohibit our drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities on us for pollution which might result form our operations. We may also be subject to substantial clean-up costs for any toxic or hazardous substance that may exist under any of our properties. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on our operating costs, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and various initiatives could have a similar impact on us. We could incur substantial costs to comply with environmental laws and regulations.

WE ENCOUNTER SUBSTANTIAL COMPETITION IN OUR BUSINESS

     We encounter substantial competition in acquiring properties, marketing oil and gas, securing equipment and personnel and operating our properties. Our competitors in acquisitions, development, exploration and production include major oil companies, numerous independent oil and gas companies, individual proprietors and others. Many of these competitors have greater financial and other resources than we do and have been engaged in the energy business for much longer than we have. Our competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

OUR CHAIRMAN HAS CERTAIN BUSINESS INTEREST

     Our Chairman, Thomas J. Edelman, is also the Chairman, President and Chief Executive Officer of Patina Oil & Gas Company ("Patina"), a publicly traded oil and gas company. We currently have no existing business relationships with Patina, and Patina does not own any of our securities. However, as a result of Mr. Edelman's position in Patina, conflicts of interests may arise between Patina and us. We have board policies that require Mr. Edelman to give us notification of any potential conflicts that may arise between Patina and us. There can be no assurance, however, that we will not compete with Patina for the same acquisition or encounter other conflicts of interest.

WE CONDUCT FOREIGN OPERATIONS

     A portion of our activities are conducted in Argentina, and we expect to expand our international operations. These activities are subject to the usual risks associated with foreign operations, including political and economic uncertainties, risks of cancellation or unilateral modification of agreements, operating restrictions, currency repatriation restrictions, expropriation, export restrictions, the imposition of new taxes and the increase of existing taxes, inflation, foreign exchange fluctuations and other risks arising out of foreign government sovereignty over areas in which the operations are conducted. Although we will endeavor to protect ourselves against certain political and commercial risks inherent in the venture, there is no certainty that the steps we take will provide adequate protection.




                                 USE OF PROCEEDS

     Unless we specify otherwise in the applicable prospectus supplement, the net proceeds from the sale of securities we offer will be used for general corporate purposes, which may include:

     o    repaying debt;

     o    redeeming or repurchasing securities of Range or any subsidiary;

     o providing working capital; and O funding expenditures, including paying for exploration, development and acquisitions.

     We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes. We will not receive any of the proceeds from the sale of common stock that the selling stockholders offer.

                     RATIOS OF EARNINGS TO FIXED CHARGES AND
             EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                                                                      YEAR ENDED DECEMBER 31
                                                            ----------------------------------------
                                                            1994     1995     1996     1997     1998
                                                            ----     ----     ----     ----     ----
Ratio of earnings to fixed charges ....................     2.0x     2.1x     3.6x      (a)      (a)
Ratio of earnings to fixed charges and preferred
  stock dividends .....................................     1.7x     1.9x     2.7x      (a)      (a)

---------------------

(a) The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover the fixed charges for the period. Our historical earnings for the years ended December 31, 1997 and 1998 were insufficient to cover our fixed charges. The amounts of the deficiencies were $35.2 million and $229.6 million in 1997 and 1998, respectively, for the ratio of earnings to fixed charges and $37.5 million and $232.0 million, respectively, for the ratio of earnings to fixed charges and preferred stock dividends.

These ratios are based on continuing operations. "Earnings" is determined by adding:

     o    income before income taxes, and

     o    fixed charges, net of interest capitalized.

"Fixed charges" consist of interest (whether expensed or capitalized) and that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and preferred stock dividend requirements of Range.


                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an indenture between us and a trustee chosen by us. The trustee for each series of debt securities will be identified in the applicable prospectus supplement.

     The following description highlights the general terms and provisions of the debt securities. The summary is not complete. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

     The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

GENERAL

     Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our Senior Indebtedness.

     The indenture does not limit the aggregate principal amount of debt securities that can be issued. The debt securities may be issued in one or more series as may be authorized from time to time by Range.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     o    the title of the debt securities;

     o    the total principal amount of the debt securities;

     o the dates on which the principal and premium, if any, of the debt securities will be payable;

     o the interest rate (or method of determining the rate) which the debt securities will bear and the interest payment dates for the debt securities;

     o the place where we will pay (or the method of payment of) principal, premium and interest on the debt securities;

     o    any optional redemption periods and prices;

     o whether we will issue the debt securities in registered or bearer form;

     o any special provisions relating to bearer securities or global securities representing individual bearer securities;

     o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     o any rights of the holders of the debt securities to convert or exchange the debt securities into or for other securities or property and the terms and conditions of the conversion or exchange;

     o the denominations in which we will issue the debt securities, if other than $1,000 and any integral multiple thereof;

     o the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

     o if prior to maturity the actual principal amount of the debt securities payable at maturity is not determinable, the manner in which we will determine the deemed principal amount of the debt securities payable at maturity;

     o    any changes or additions to the defeasance or discharge provisions;

     o the currency in which we will pay principal, premium and interest on the debt securities if other than the United States dollar;

     o if other than the entire principal amount, the portion of the principal amount of the debt securities (a) payable if the maturity of the debt securities is accelerated or (b) provable in bankruptcy;

     o any provisions relating to any security provided for the debt securities;

     o    any change in or addition to the events of default;

     o whether we will issue the debt securities in the form of global securities and the terms and conditions of the global securities;

     o any trustees, authenticating or paying agents, transfer agents or registrars with respect to the debt securities;

     o any change or addition to the covenants, definitions or to the provisions relating to our consolidation, merger, sale or conveyance of assets;

     o    the terms of any guarantee of the debt securities;

     o    any subordination provisions relating to the debt securities;

     o the dates for certain required reports to the trustee relating to debt securities which do not bear interest; and

     o    any other terms of the debt securities.

     The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that may be authorized by us.

     We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

     Range may issue the debt securities in registered form without coupons, in bearer form with or without coupons or in the form of one or more global securities, as described below under the heading "Global Securities." Unless specified by us otherwise in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple of $1,000. Global securities will be issued in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. The denomination of debt securities denominated in a foreign or composite currency will be described in a prospectus supplement. If debt securities are issuable as bearer securities, certain special limitations and considerations, which will be described in a prospectus supplement, will apply.

     You may present registered securities for exchange or transfer at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose, without payment of any service charge except for any tax or governmental charge. Bearer securities will be transferable only by delivery. We will describe the specific terms for the exchange of bearer securities in a prospectus supplement.

     Range will pay principal and any premium and interest on registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose. Range may choose to make any interest payment on a registered security (a) by check mailed to the address of the holder as such address shall appear in the register or (b) if provided in the prospectus supplement, by wire transfer to an account maintained by the holder as specified in the register. Range will make interest payments to the person in whose name the debt security is registered at the close of business on the day specified by Range. We will make no payment of principal, premium or interest on bearer securities at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

     After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

     We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities. The laws of some States require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

     Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

     We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Range within ninety days, Range will issue individual debt securities in exchange for such global security. In addition, Range may at any time in its sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

     None of Range, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and Range, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

SUBORDINATION

     Debt securities may be subordinated to Senior Indebtedness to the extent set forth in the applicable prospectus supplement. Range currently conducts substantially all its operations through subsidiaries, and, subject to the terms of any guarantee that may be entered into in connection with the issuance of a series of debt securities, the holders of debt securities, whether or not subordinated debt securities, will generally have a junior position to the creditors of Range's subsidiaries.

     Under the indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all debt of Range designated as "Senior Indebtedness." Upon distribution of Range's assets to our creditors or upon the liquidation or dissolution of Range or in a bankruptcy or similar proceedings relating to Range or its property, holders of our Senior Indebtedness will be entitled to receive payment in full in cash before the holders of the subordinated debt securities can receive any payment with respect to the subordinated debt securities. The indenture also provides that no payment of principal, interest and any premium on the subordinated indebtedness securities may be made in the event:

     o we fail to pay the principal, interest or any premium on any senior indebtedness within any applicable grace period, or

     o any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated.

     Additionally, if we otherwise have a default with respect to Senior Indebtedness and the maturity of the Senior Indebtedness could be accelerated as a result of such default, then the representatives of the holders of such indebtedness that has been designated as "Designated Senior Indebtedness" may require that we suspend any payment on the subordinated debt securities for a period of 180 days. Not more than one blockage period may occur in any consecutive 360-day period.

     Senior Indebtedness means our indebtedness that is designated as such by our board of directors or in a supplemental indenture at the time that the terms of the subordinated debt are established. The indenture will not limit the amount of Senior Indebtedness that we may incur.

     By reason of the subordination, in the event of Range's insolvency, our creditors who are holders of senior indebtedness, as well as certain general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The indenture generally permits a consolidation or merger between us and another corporation or other entity. It also permits the sale or lease by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation or other entity shall assume all of our responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the covenants in the indenture.

     We are only permitted to consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indenture. The remaining or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor entity may exercise our rights and powers under the indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we consolidate or merge with or into any other entity or sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under the indenture and under the debt securities.

MODIFICATION OF INDENTURE

     We may modify the indenture, without prior notice to or consent of any holders, for any of the following purposes:

     o to evidence the succession of another person to our rights and the assumption by the successor of our covenants and obligations in the indenture and the debt securities;

     o to add to the covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us in the indenture;

     o    to add any events of default;

     o to cure any ambiguity, defect or inconsistency, to secure the debt securities, or to make any change that does adversely affect the rights of any holders;

     o to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

     o to add to or change any provision of the indenture to provide that bearer securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as any such action does not adversely affect the interests of the holders of debt securities nor permit or facilitate the issuance of debt securities of any series in uncertificated form;

     o to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

     o in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior debt under such provisions;

     o to add guarantees for any or all of the debt securities or to secure any or all of the debt securities;

     o to make any change that does not adversely affect the rights of any holder;

     o to add to, change or eliminate any provision of the indenture, so long as any such addition, change or elimination will (a) neither apply to any debt security of any series created prior to the modification which is entitled to the benefit of the provision nor modify the rights of the holders of any such debt security with respect to the provision or (b) become effective only when there is no debt security outstanding;

    o to evidence and provide for a successor or other trustee with respect to the debt securities of one or more series and to add to or change any provision of the indenture to provide for or facilitate the administration of the indenture by more than one trustee;

     o to establish the form or terms of debt securities and coupons of any series; and

     o to provide for uncertificated debt securities in addition to or in place of certificated debt securities.

     We may modify and amend the indenture with the written consent of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments; provided, however, that such modifications may not, without the consent of the holder of each outstanding debt security of each series affected thereby:

     o reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

     o reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any payment to be made with respect to any coupon;

     o reduce the principal of or extend the stated maturity of any debt security;

     o reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

     o make any debt security or coupon payable in a currency other than that stated in the debt security;

     o in the case of any subordinated debt security or related coupons, make any change in the subordination provisions of the indenture that adversely affects the rights of any holder under the provisions;

     o release any security that may have been granted with respect to the debt securities;

     o impair the right of a holder of debt securities to receive payment of principal of and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of or with respect to such holder's debt securities;

     o make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

     o change any obligation of Range provided for in the indenture to pay additional interest with respect to bearer securities; or

     o limit the obligation of Range to maintain a paying agency outside the United States for payment on bearer securities or limit the obligation of Range to redeem certain bearer securities.

EVENTS OF DEFAULT

     "Event of Default", with respect to any series of debt securities, means any of the following:

     o failure to pay interest on any debt security of that series for 30 days;

     o failure to pay the principal or any premium on any debt security of that series when due;

     o    failure to deposit any sinking fund payment when due;

     o failure to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

     o failure to perform any other covenant with respect to that series in the indenture that continues for 90 days after being given written notice;

     o certain events in bankruptcy, insolvency or reorganization of Range or a significant subsidiary that has guaranteed the payment of such series of debt securities;

     o the entry of a judgment in excess of $20 million against Range or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

     o any other event of default included in the indenture or any supplemental indenture.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

     If an event of default relating to certain events in bankruptcy, insolvency or reorganization of Range occurs and continues, the entire principal of all the debt securities of all series will be due and payable immediately. If any other event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest or in the making of any sinking fund payment) if it considers such withholding of notice to be in the interests of the holders.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

     No holder of any debt security can institute any action or proceeding with respect to the indenture unless the holder gives written notice of an event of default to the trustee, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series shall have requested the trustee to institute the action or proceeding and has appropriately indemnified the trustee, and the trustee has failed to institute the action or proceeding within a specified time period.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE


     Discharge. Except as described below, we will be discharged from our obligations under the indenture with respect to any series of debt securities by either paying the principal of, any premium and interest on all of the outstanding debt securities of such series when due and payable or delivering to the trustee all outstanding debt securities of such series for cancellation. We will not be able to discharge the following obligations:

o the rights of holders of debt securities to receive payments of principal, premium and interest, if any, when due;

o our obligation to issue temporary debt securities or to replace mutilated, lost, destroyed or stolen debt securities;

o our obligation to maintain an office or agency for payments to holders of debt securities; and

o    the rights, powers, trusts, duties and immunities of the Trustee.


     Legal Defeasance. We may be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government obligations to pay the principal of, any premium and interest on the debt securities of that series to the stated maturity date or a redemption date for the debt securities of that series. If that happens, payment of the debt securities of such series may not be accelerated because of an event specified as an event of default with respect to such debt securities, and the holders of the debt securities of such series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     We may be discharged only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

     Covenant Defeasance. We may omit to comply with certain restrictive covenants contained in the indenture and any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of any series. We may omit to comply with such covenants only if, among other things:

     o we deposit with the trustee sufficient cash or government obligations to pay the principal of, any premium and interest on the debt securities of that series to the stated maturity date or a redemption date for the debt securities of that series; and

     o we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance.

     Effect of Discharge and Defeasance. Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

THE TRUSTEE

     We may appoint a separate trustee for any series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business and the trustee may own debt securities and serve as trustee under our other indentures.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                       DESCRIPTION OF OTHER INDEBTEDNESS

    We maintain a $400 million revolving bank facility (the "Credit Facility"). The Credit Facility provides for a borrowing base, which is subject to semi-annual redeterminations. At April 30, 1999, the borrowing base on the facility was $385 million of which $16.9 million was available to be drawn. Interest is payable quarterly and the loan matures in February 2003. A commitment fee is paid quarterly on the undrawn balance at a rate of .25% to
 .375% depending upon the percentage of the borrowing base not drawn. It is our policy to extend the term period of the Credit Facility annually. Until amounts under the Credit Facility are reduced to $300 million or the redetermined borrowing base, the interest rate will be LIBOR plus 1.75% and increased to LIBOR plus 2.0% on May 1, 1999. When outstanding amounts are reduced to levels at or below $300 million or the redetermined borrowing base, the interest rate on the Credit Facility will return to interest at prime rate or LIBOR plus .625% to 1.125% depending on the percentage of borrowing base drawn. If amounts outstanding under the Credit Facility exceed the higher of the redetermined borrowing base or $300 million on August 31, 1999, then we will have 10 days to repay any excess. At March 31, 1999, we classified $55.2 million of borrowings under the Credit Facility as current to reflect an estimate of the amounts outstanding that will be repaid during the next twelve months. The weighted average interest rates on these borrowings were 7.3% and 6.8% for the year ended December 31, 1997 and quarter ended March 31, 1999, respectively.

    IPF has a $150 million revolving credit facility (the "IPF Facility") through which it finances its activities. The IPF Facility matures July 1, 2001 at which time all amounts owed thereunder are due and payable. The IPF Facility is secured by substantially all of IPF's assets and is non-recourse to us. The borrowing base under the IPF Facility is subject to redeterminations, which occur routinely during the year. On March 10, 1999, the borrowing base on the IPF Facility was $56.5 million, which was fully drawn. The IPF Facility bears interest at prime rate or interest at LIBOR plus a margin of 1.75% to 2.25% per annum depending on the total amount outstanding. Interest expense during the first quarter of 1999 amounted to $1.1 million and is included in IPF expenses on the statement of income. A commitment fee is paid quarterly on the average undrawn balance at a rate of 0.375% to 0.50%. The weighted average interest rate on these borrowings was 7.2% on March 31, 1999.

    Our 8.75% Senior Subordinated Notes due 2007 (the "8.75% Notes") are not redeemable prior to January 15, 2002. Thereafter, the 8.75% Notes are subject to redemption at our option, in whole or in part, at redemption prices beginning at 104.375% of the principal amount and declining to 100% in 2005. The 8.75% Notes are our unsecured general obligations and are subordinated to all of our senior debt (as defined). The 8.75% Notes are guaranteed on a senior subordinated basis by all of our subsidiaries and each guarantor is our wholly owned subsidiary. The guarantees are full, unconditional and joint and several.

    Our 6% Convertible Subordinated Debentures Due 2007 (the "Debentures") are convertible into shares of our Common Stock at the option of the holder at any time prior to maturity. The Debentures are convertible at a conversion price of $19.25 per share, subject to adjustment in certain events. Interest is payable semi-annually. The Debentures will mature in 2007 and are not redeemable prior to February 1, 2000. The Debentures are our unsecured general obligations subordinated to all of our senior indebtedness (as defined).

                          DESCRIPTION OF CAPITAL STOCK

     At April 9, 1999, our authorized capital stock consisted of:

     o 10,000,000 shares of preferred stock, par value $1.00 per share, of which 1,149,840 shares designated as $2.03 Convertible Exchangeable Preferred Stock, Series C, were outstanding; and

     o 50,000,000 shares of common stock, par value $.01 per share, of which 36,298,304 shares were outstanding.

COMMON STOCK

     Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders. Certain of our debt instruments restrict the payment of cash dividends. Voting Rights. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to cumulative voting rights.

     Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer under this Prospectus and issue will also be fully paid and non-assessable.

     Other Rights. Common stockholders are not entitled to preemptive rights. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

     Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "RRC." Any additional common stock we issue will also be listed on the NYSE.

PREFERRED STOCK

     The following sets forth certain general terms and provisions of our authorized serial preferred stock. If we offer preferred stock, the specific designations and rights will be described in the prospectus supplement.

     Our board of directors can, without approval of stockholders, issue one or more series of serial preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

     One series of serial preferred stock, designed $2.03 Convertible Exchangeable Preferred Stock, Series C, is currently outstanding. That series has the following principal terms:

     o Dividends. The $2.03 Convertible Preferred Stock bears an annual dividend rate of $2.03 payable quarterly. If dividends have not been paid on the $2.03 Convertible Preferred Stock, then we cannot redeem or pay dividends on our common stock or other shares of stock ranking junior to the $2.03 Convertible Preferred Stock.

     o Voting Rights. The holders of the $2.03 Convertible Preferred Stock are entitled to one vote for each share owned. Additionally, if dividends remain unpaid for six full quarterly periods, or if any future class of preferred stockholders is entitled to elect members of the board of directors based on actual missed and unpaid dividends, the number of members of our board of directors will be increased to such number as may be necessary to entitle the holders of the $2.03 Convertible Preferred Stock and such other future preferred stockholders, voting as a single class, to elect one-third of the members of the board of directors. No new serial preferred stock can be created with rights superior to those of the $2.03 Convertible Preferred Stock, as to dividends and liquidation rights, without the approval of the holders of a majority of the Convertible Preferred Stock.

     o Conversion. Each share is convertible into our common stock at a conversion price of $9.50 per share, subject to adjustment under certain circumstances. The conversion price will be reduced for a limited period (but to not less than $5.21) if a change in control or fundamental change of Range occurs at a time that the market price of our common stock is less than the conversion price.

     o Exchange. Range may exchange the $2.03 Convertible Preferred Stock for an aggregate of $28,750,000 principal amount of our 8.125% Convertible Subordinated Notes due December 31, 2005.

     o Redemption. We can redeem shares of $2.03 Convertible Preferred Stock at redemption prices declining from $26.00 in 1999 to $25.00 per shares in 2003 and thereafter, plus cumulative unpaid dividends.

     o Liquidation. In any liquidation, dissolution or winding-up, a holder of $2.03 Convertible Preferred Stock will be entitled to receive a liquidation preference of $25.00 per share before any distribution to the holders of our common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND LAW

     Certain provisions in our Certificate of Incorporation may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. The Certificate of Incorporation provides that, unless the board of directors has previously approved of the transaction, certain mergers, consolidations, sales or leases of all substantially all of our assets with or to a party who owns (or whose affiliates or associates own) 5% or more of a class of our stock require the affirmative vote of the holders of at least 80% of our voting stock.


     As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware which restricts certain mergers or consolidations or sales, leases, transfers or exchanges of assets between us and an "interested stockholder" (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if:


     o prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

     o upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

     o on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may, at our option, elect to offer fractional shares of serial preferred stock, rather than full shares of serial preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the prospectus supplement.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering.

     The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

     If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as determined by the depositary.

     Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will be required to pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

     The depositary will be required to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent and on documents we believe to be genuine.


                             DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities ("debt warrants"), preferred stock ("preferred stock warrants"), or common stock ("common stock warrants," and collectively with the preferred stock warrants, the "stock warrants". We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

DEBT WARRANTS

     We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, which may include the following:

     o    the title of the debt warrants;

     o    the price or prices at which the debt warrants will be issued;

     o    the aggregate number of the debt warrants;

     o the designation and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

     o the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

     o the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

     o the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

     o the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

     o the maximum or minimum number of the debt warrants which may be exercised at any time;

     o whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

     o    information with respect to book-entry procedures, if any;

     o the currency or currency units in which the offering price, if any, and the exercise price are payable;

     o a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants;

     o    the antidilution provisions of the debt warrants, if any;

     o the redemption or call provisions, if any, applicable to the debt warrants; and

     o any other terms of the debt warrants, including terms, procedures and limitations relating to the exercise of the debt warrants.

     Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments principal, premium or interest on the securities purchasable upon the exercise.

STOCK WARRANTS

     We will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, which may include the following:

     o    the title of the warrants;

     o    the price or prices at which the warrants will be issued;

     o    the aggregate number of the warrants issued;

     o the designation and terms of the preferred stock or common stock for which the warrants are exercisable;

     o if applicable, the designation and terms of the preferred stock or common stock with which the warrants are issued and the number of the warrants issued with each share of preferred stock or common stock;

     o if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

     o the number of shares of preferred stock or common stock purchasable upon exercise of the warrants and the exercise price of the warrants;

     o the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

     o the maximum or minimum number of the warrants which may be exercised at any time;

     o the currency or currency units in which the offering price, if any, and the exercise price are payable;

     o if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

     o    any antidilution provisions of the warrants;

     o    any redemption or call provisions applicable to the warrants; and

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

     Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock purchasable upon the exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.


                            DESCRIPTION OF GUARANTEES

     One or more subsidiaries of Range may issue guarantees in connection with debt securities offered by any prospectus supplement. The following summary of certain provisions of the guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the form of guarantee that will be filed with the SEC in connection with the offering of guarantees. Each guarantee will be issued pursuant to the indenture. The prospectus supplement for a particular issue of debt securities will describe the terms of the related guarantees, including the following:

     o    the series of debt securities to which the guarantees apply;

     o    whether the guarantees are secured or unsecured;

     o    whether the guarantees are conditional or unconditional;

     o whether the guarantees are senior or subordinate to other guarantees or debt;

     o the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

     o    any additional terms of the guarantees.


                              SELLING STOCKHOLDERS

     From time to time, we may enter into transactions in which we exchange shares of our common stock for shares of 5 3/4% Trust Convertible Preferred Securities (the "Trust Securities") issued by our subsidiary, Lomak Financing Trust. We have already entered into an agreement for one of these exchanges and may enter into similar transactions in the future. The shares of common stock (the "Selling Stockholder Shares") to be offered by the selling stockholders are the shares that will be issued to the holders of shares of Trust Securities (the "Selling Stockholders") in exchange for the Selling Stockholders' Trust Securities. The Selling Stockholders, or their transferees, pledgees, donees or successors, may from time to time offer and sell the Selling Stockholder Shares pursuant to this prospectus.

     Prior to any use of this prospectus in connection with an offering of the Selling Stockholder Shares, this prospectus will be supplemented to provide the name and number of shares beneficially owned by the Selling Stockholder intending to sell the Selling Stockholder Shares and the number of Selling Stockholder Shares to be offered. The prospectus supplement will also disclose whether any Selling Stockholder selling in connection with a prospectus supplement has held any position or office with, been employed by or otherwise has a material relationship with, Range or any of its affiliates during the three years prior the date of the prospectus supplement.


                              PLAN OF DISTRIBUTION

SECURITIES OFFERED BY RANGE

     We may sell the offered securities within or outside the United States (a) through agents, (b) through underwriters or dealers, or (c) directly to one or more purchasers.

     BY AGENTS

     Offered securities may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, the agents will act on a best efforts basis to solicit purchases for the period of their appointment.

     BY UNDERWRITERS OR DEALERS

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     We may also sell the offered securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any securities of Range. In a standby agreement, the underwriter or underwriters would agree either:

     o to purchase from Range up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of securities of Range at an agreed price per share of common stock; or

     o to purchase from Range up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of the common stock or any other security of Range than outstanding.

     The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for common stock or other security of Range. The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

     If dealers are used in the sale of offered securities with respect to which this prospectus is delivered, we will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement thereto.

     DIRECT SALES; RIGHTS OFFERINGS

     Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights which may be issued to our securityholders.


SELLING STOCKHOLDER SHARES

     The Selling Stockholders may sell the Selling Stockholder Shares within or outside the United States (a) through agents, (b) through underwriters or dealers or (c) directly to one or more purchasers.

     The Selling Stockholder Shares may be sold in one or more transactions at fixed prices, at the prevailing market price at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of Selling Stockholder Shares may take place through transactions (which may involve crosses or block transactions)

     o on any national securities exchange or quotation service on which the Selling Stockholder Shares are listed at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on an exchange or in the over-the-counter market; or

     o    through the writing and exercise of options.

     At the time of any offering of Selling Stockholder Shares, Range will distribute a prospectus supplement, if required, providing the names of any underwriters, brokers/dealers or agents, or discounts, commissions and other terms. The Selling Stockholder Shares will be offered or sold in some jurisdictions only through registered or licensed brokers or dealers. In addition, the Selling Stockholder Shares may not be offered or sold in any jurisdiction unless they have been registered or qualified for sale in that jurisdiction or unless the Selling Stockholder complies with any exemption from registration or qualification.

     Range will pay all expenses of the registration of the Selling Stockholder Shares except that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any.


GENERAL INFORMATION


    Underwriters, dealers and agents that participate in the distribution of the securities we offer, and the Selling Stockholders as well as any underwriters, dealers and agents that they use in the sale of the Selling Stockholder Shares, may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

     We and the Selling Stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     The offered securities may or may not be listed on a national securities exchange. Any underwriters or agents to or through whom the offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurances can be given that there will be a market for the offered securities.


                                  LEGAL MATTERS

     Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas or another counsel named in the prospectus supplement, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.



                                    EXPERTS


     Arthur Andersen LLP, independent public accountants, have audited our financial statements for the year ended December 31, 1998 incorporated by reference in this prospectus. These financial statements are incorporated by reference herein in reliance upon their report and upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses to be incurred by the registrant, Range Resources Corporation ("Range"), in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts shown are estimates.


SEC registration fee                                   $ 37,530
Accounting fees and expenses                             25,000
Legal fees and expenses                                 150,000
Transfer agent's fees and expenses                       10,000
Blue Sky fees and expenses, including counsel fees        7,500
Fees of rating agencies                                  20,000
Listing fees                                             15,000
Printing and engraving expenses                          35,000
Miscellaneous                                            10,000
                                                       --------
  Total .................................              $310,030
                                                       ========

     ITEM 15 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes, among other things, a corporation to indemnity any person ("indemnitee") who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs. The indemnification pursuant to Section 145 is not exclusive of other rights of indemnification to which a person may be entitled.

     Section 145 of the DGCL also empowers Range to purchase and maintain insurance on behalf of any person who is or was an officer or director of Range against liability asserted against or incurred by him in any such capacity, whether or not Range would have the power to indemnify such officer or director against liability under the provisions of Section 145.


     Article SEVENTH, section (5) of Range's Certificate of Incorporation provides:

     Any former, present or future director, officer or employee of the Company or the legal representative of any such director, officer or employee shall be indemnified by the Company.

          (a) against reasonable costs, disbursements and counsel fees paid or incurred where such person has been successful on the merits or otherwise in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, or in defense of any claim, issue or matter therein, by reason of such person being or having been such director, officer or employee, and

          (b) with respect to any such action, suit, proceeding, inquiry or investigation for which indemnification is not made under (a) above, against reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amount paid or payable to the Company) and counsel fees if such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Board of Directors (sitting as a committee of the Board) who were not parties to such inquiry, investigation, action, suit or proceeding or by any one or more disinterested counsel to whom the question may be referred to the Board of Directors; provided, however, in connection with any proceeding by or in the right of the Company, no indemnification shall be provided as to any person adjudged by any court to be liable for negligence or misconduct except as and to the extent determined by such court.

     Article EIGHTH of Range's Certificate of Incorporation provides:

     No director of the Company shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction form which the director derived an improper personal benefit. This paragraph shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of this Article VIII, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter, but for this Article VIII, would accrue or arise prior to such repeal or modification.

     Article XII of Range's Bylaws provides that each director, officer, employee and agent of Range shall be indemnified by Range to the fullest extent permitted by Delaware law, including any changes in Delaware law adopted in the future. All directors of Range have executed an indemnification agreement the form of which was approved by stockholders at Range's 1994 annual stockholders meeting.

     Article XII of Range's Bylaws also allows Range to purchase liability insurance for officers and directors and an insurance policy is currently in place.

     The preceding discussion of Range's Certificate of Incorporation, Section 145 of the General Corporation Law of the State of Delaware, our Bylaws and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation, the Bylaws, Section 145 of the General Corporation Law of the State of Delaware, and the indemnification agreements.

     ITEM 16 -- EXHIBITS

     There are filed with this Registration Statement the following exhibits:

EXHIBIT
NUMBER    DESCRIPTION
------    -----------
1.1*      --      Form of Equity Underwriting Agreement.

1.2*      --      Form of Debt Securities Underwriting Agreement

4.1       --      Certificate of Incorporation dated March 24, 1980
                  (incorporated by reference to Range's Registration Statement
                  (No. 33-31558)

4.2       --      Certificate of Amendment of Certificate of Incorporation dated
                  July 22, 1981 (incorporated by reference to Range's
                  Registration Statement (No. 33-31558))

4.3       --      Certificate of Amendment of Certificate of Incorporation dated
                  September 8, 1982 (incorporated by reference to Range's
                  Registration Statement (No. 33-31558))

4.4       --      Certificate of Amendment of Certificate of Incorporation dated
                  July 22, 1981 (incorporated by reference to Range's
                  Registration Statement (No. 33-31558))

4.5       --      Certificate of Amendment of Certificate of Incorporation dated
                  August 31, 1989 (incorporated by reference to Range's
                  Registration Statement (No. 33-31558))

4.6       --      Certificate of Amendment of Certificate of Incorporation dated
                  May 30, 1991 (incorporated by reference to Range's
                  Registration Statement (No. 333-20257))

4.7       --      Certificate of Amendment of Certificate of Incorporation dated
                  November 20, 1992 (incorporated by reference to Range's
                  Registration Statement (No. 333-20257))

4.8       --      Certificate of Amendment of Certificate of Incorporation dated
                  May 24, 1996 (incorporated by reference to Range's
                  Registration Statement (No. 333-20257))

4.9       --      Certificate of Amendment of Certificate of Incorporation dated
                  October 2, 1996 (incorporated by reference to Range's
                  Registration Statement (No. 333-20257))

4.10      --      Restated Certificate of Incorporation as required by Item 102 of Regulation S-T (incorporated by reference to Range's
                  Registration Statement (No. 333-20257))

4.11      --      Certificate of Amendment of Certificate of Incorporation dated
                  August 25, 1998 (incorporated by reference to Range's
                  Registration Statement (No. 333-62439))

4.12      --      Amended and Restated By-Laws of Range (incorporated by
                  reference to Range's Registration Statement (No. 33-31558))

4.13      --      Form of Indenture between Range and one or more commercial banks to be named, as trustee.

4.14*     --      Form of Senior Debt Security.

4.15*     --      Form of Subordinated Debt Security.

4.16*     --      Form of Deposit Agreement.

4.17*     --      Form of Depositary Receipt.

4.18*     --      Form of Warrant Agreement.

4.19*     --      Form of Warrant Certificate.

4.20*     --      Form of Guarantee.

5.1       --      Form of opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered.

5.2       --      Form of opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered.

12.1**    --      Computation of Ratios of Earnings to Fixed Charges and
                  Earnings to Fixed Charges and Preferred Stock Dividends.

23.1      --      Consent of Arthur Andersen LLP.

23.2      --      Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibits 5.1 and 5.2 to this Registration Statement).

24.1**    --      Powers of Attorney of directors and officers of Range and
                  Subsidiary Guarantors.

25.1*     --      Form T-1 Statement for Eligibility under Trust Indenture Act of 1933 of Trustee.


----------

* To be filed.
** Previously filed.

     ITEM 17 -- UNDERTAKINGS

     The undersigned registrants hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (3) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (1) and (2) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrants pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Range's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 15 above or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

     The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act of 1939.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on June 23, 1999.


                                     RANGE RESOURCES CORPORATION

                                     By:  /s/ John H. Pinkerton
                                        ----------------------------------------
                                          John H. Pinkerton
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



      SIGNATURE                         TITLE                              DATE
      ---------                         -----                              -----
         *                  Chairman and Chairman of the Board          June 23, 1999
-----------------------
Thomas J. Edelman

         *                  Chief Executive Officer, President and      June 23, 1999
-----------------------     Director
John H. Pinkerton

         *                  Chief Operating Officer, and Director       June 23, 1999
-----------------------
Michael V. Ronca

/s/ Thomas W. Stoelk        Chief Financial Officer and Senior Vice     June 23, 1999
-----------------------     President - Finance & Administration
Thomas W. Stoelk

         *                  Chief Accounting Officer and Vice           June 23, 1999
-----------------------     President and Controller
Geoffrey T. Doke

         *                  Director                                    June 23, 1999
-----------------------
Robert E. Aikman

         *                  Director                                    June 23, 1999
-----------------------
Allen Finkelson

         *                  Director                                    June 23, 1999
-----------------------
Anthony V. Dub

         *                  Director                                    June 23, 1999
-----------------------
Ben A. Guill

         *                  Director                                    June 23, 1999
-----------------------
Jonathan S. Linker



* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to Registration Statement on Form S-3 on June 23, 1999, pursuant to powers of attorney executed on behalf of the above-named officers and directors and previously filed with the Securities and Exchange Commission.


By: /s/ Thomas W. Stoelk
    -----------------------
    Thomas W. Stoelk
    Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each of the registrants certify that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on June 23, 1999.


                                      RANGE OPERATING COMPANY
                                      RANGE PRODUCTION COMPANY
                                      BUFFALO OILFIELD SERVICES, INC.
                                      RANGE ENERGY SERVICES COMPANY
                                      RANGE RESOURCES DEVELOPMENT COMPANY
                                      RANGE ENERGY I, INC.
                                      RANGE GATHERING & PROCESSING COMPANY
                                      RANGE GAS COMPANY
                                      RRC OPERATING COMPANY
                                      RANGE ENERGY VENTURES CORPORATION
                                      GULFSTAR ENERGY, INC.
                                      GULFSTAR SEISMIC, INC.


                                      By: /s/ John H. Pinkerton
                                          --------------------------------------
                                          John H. Pinkerton
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



      SIGNATURE                         TITLE                              DATE
      ---------                         -----                              -----
         *                  Chairman and Chairman of the Board          June 23, 1999
-----------------------     Director, Chief Executive Officer and
   John H. Pinkerton        President (principal executive officer)

/s/ Thomas W. Stoelk        Director and Senior Vice President -        June 23, 1999
-----------------------     Finance (principal financial and
    Thomas W. Stoelk        accounting officer)

         *                  Director and Chief Operating Officer        June 23, 1999
-----------------------
    Michael V. Ronca



* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to Registration Statement on Form S-3 on June 23, 1999, pursuant to powers of attorney executed on behalf of the above-named officers and directors and previously filed with the Securities and Exchange Commission.


By: /s/ Thomas W. Stoelk
    ---------------------
    Thomas W. Stoelk
    Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 23, 1999.



                                                   LOMAK FINANCING TRUST


                                                 By:  /s/ John H. Pinkerton
                                                     ---------------------------
                                                     John H. Pinkerton, Trustee


                                                 By:  /s/ Thomas W. Stoelk
                                                     ---------------------------
                                                      Thomas W. Stoelk, Trustee

                                INDEX TO EXHIBITS


Exhibit Number     Description
--------------     -----------
4.13               Indenture

5.1                Opinion of Vinson & Elkins L.L.P.

5.2                Opinion of Vinson & Elkins L.L.P.

23.1               Consent of Independent Public Accountants


-----------------